UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   STROUT, Michael J.
   145 Pleasant Hill Road
   Scarborough, ME  04074
   USA
2. Issuer Name and Ticker or Trading Symbol
   Hannaford Bros. Co.
   HRD
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |5/17/2|M   | |2,037             |A  |26.75      |                   |      |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/17/2|F   | |743               |D  |73.3125    |                   |      |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/17/2|M   | |4,041             |A  |30.375     |                   |      |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/17/2|F   | |1,674             |D  |73.3125    |                   |      |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/17/2|M   | |3,261             |A  |34.625     |                   |      |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/17/2|F   | |1,540             |D  |73.3125    |9,652.192 (1)      |D     |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Options (Rights to Buy|26.75   |5/17/|M   | |2,037      |D  |5/24/|5/24/|Common Stock|2,037  |       |5,076       |D  |            |
)                     |        |2000 |    | |           |   |96   |2005 |            |       |       |            |   |            |
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Options (Rights to Buy|30.375  |5/17/|M   | |4,041      |D  |5/14/|5/14/|Common Stock|4,041  |       |2,021       |D  |            |
)                     |        |2000 |    | |           |   |97   |1996 |            |       |       |            |   |            |
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Options (Rights to Buy|34.625  |5/17/|M   | |3,261      |D  |5/12/|5/12/|Common Stock|3,261  |       |2,370       |D  |            |
)                     |        |2000 |    | |           |   |98   |1997 |            |       |       |            |   |            |
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Options (Rights to Buy|        |5/17/|A   |V|743        |A  |5/17/|5/24/|Common Stock|743    |73.3125|743         |D  |            |
)                     |        |2000 |    | |           |   |2000 |2005 |            |       |       |            |   |            |
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Options (Rights to Buy|        |5/17/|A   |V|1,674      |A  |5/17/|5/14/|Common Stock|1,674  |73.3125|1.674       |D  |            |
)                     |        |2000 |    | |           |   |2000 |2006 |            |       |       |            |   |            |
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Options (Rights to Buy|        |5/17/|A   |V|1,540      |A  |5/17/|5/12/|Common Stock|1,540  |73.3125|1.540       |D  |            |
)                     |        |2000 |    | |           |   |2000 |2007 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Includes 304 shares acquired through the Employee Stock Purchase Plan at $36.6031 on January 28, 2000.
SIGNATURE OF REPORTING PERSON
/s/ Michael J. Strout
DATE
06/02/2000